Exhibit 99.1
                                Fiscal Year Ended
                                 April 30, 2007

Mass Megawatts Wind Power, Inc. (OTC bulletin Board: MMGW) reports for year ending April 30, 2007.

WORCESTER, MA., July 30, 2007 /PRNewswire-FirstCall/ -- Mass Megawatts Wind Power, Inc. reports a net loss of 9 cents per share or $327,954 in the fiscal year ending April 30,2007. In the previous fiscal year ending April 30,2006, there was a net loss of 10 cents per share or $316,565.

After the end of the fiscal year, Mass Megawatts became a revenue producing company for the first time in its corporate history. Revenue will be recognized in the quarter ended July 31, 2007. Additionally, the company has other signed contracts that have not been completed. Revenue for accounting purposes can only be recognized when the sale of the product is produced and delivered.

In another recent development, Mass Megawatts improved its product design in order to reduce the cost of wind power with the use of modified augmenters and diffusers.

In the past five years, the wind industry achieved a growth rate of more than 20 percent per year. In 2006, more than $9 billion was invested in new wind power plants worldwide.

Mass Megawatts has started marketing its product, the Multiaxis Turbosystem, using financial analysis materials allowing the company's potential customer base to identify effective financing methods. For more information, the web site is www.massmegawatts.com and the company can be reached at the phone number of
(508) 751-5432.

This press release contains forward-looking statements that could be affected by risks and uncertainties, including but not limited to Mass Megawatts Wind Power, Inc. ability to produce a cost-effective wind energy conversion device. Among the factors that could cause actual events to differ materially from those indicated herein are: the failure of Mass Megawatts Wind Power, Inc. to achieve or maintain necessary zoning approvals with respect to the location of its MAT power developments; the ability to remain competitive; to finance the marketing and sales of its electricity; general economic conditions; and other risk factors detailed in periodic reports filed by Mass Megawatts Wind Power, Inc.

Contact:

Jon Ricker (508) 751-5432
JonRicker@massmegawatts.com

www.massmegawatts.com